FOR IMMEDIATE RELEASE
Jim O'Shea                                  Noonan/Russo Communications, Inc.
Chairman, President, & CEO                  212-696-4455
Sam Nickerson                               Kristen Hammer (media) 249
Investor Relations                          Belinda Brouder-Hayes (investor) 224
Bioject Medical Technologies Inc.           Email:  news@noonanrusso.com
503-639-7221

               BIOJECT REPORTS SALE OF ITS GLUCOTRAXTM TECHNOLOGY
                -Company will focus on core needle-free business-

PORTLAND, OR - July 2, 1999 - Bioject Medical Technologies Inc. (Nasdaq: BJCT), the leading manufacturer of jet injection technology for needle-free drug delivery today announced that Marathon Medical Technologies Inc., Bioject's joint venture with Elan Corporation, plc (NYSE: ELN), has entered into an agreement to sell the venture's license and other rights to the GlucoTrax(TM) blood glucose monitoring technology to Medisys, plc. (AIM: MDY.L). Medisys is a U.K.-based medical device company which has developed and commercialized devices to monitor blood glucose levels.

In accordance with the terms of the agreement, Bioject and Elan will receive $4 million for the sale of the license and related intellectual property rights and certain fixed assets of the joint venture. Bioject had an 80.1 percent ownership stake in the joint venture and estimates the receipt of approximately $2.5 million in net cash proceeds. In addition, Marathon will receive royalties on future revenues, if any, generated by the GlucoTrax technology.

"Choosing to sell the blood glucose monitoring technology was difficult," said Jim O'Shea, Bioject's chairman, president and CEO. "While we would have liked to continue to develop GlucoTrax, pursuing simultaneous development of both the blood glucose monitor and our next-generation needle-free injection systems placed an excessive burden on our capital resources. Selling the technology significantly reduces the company's current cash requirements and generates additional cash reserves to support the core needle-free side of our business."

Commenting on Bioject's near-term strategy, Mr. O'Shea added, " We are very excited about the opportunities available to Bioject. There is growing interest in Bioject's needle-free injection technology as a potentially enabling drug delivery method, as evidenced by the use of the Biojector(R) 2000 in recent human clinical studies at Stanford University and at the U.S. Naval Medical Research Center. We will continue to develop the needle-free business through the establishment of corporate alliances to capitalize on market opportunities and enhance our commercial presence." -more- Bioject Medical Technologies, Inc. located in Portland, Oregon is an innovative developer and manufacturer of drug delivery systems. The company's advanced injection system, the Biojector


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 2000, is a high-speed  delivery system designed to inject medication  without a needle. The Biojector employs compressed carbon dioxide (CO2) as a power source to eject medication through a tiny orifice in a fraction of a second, effectively penetrating the skin. Using this technology to administer injections virtually eliminates the risk of contaminated needlestick injuries and resulting blood-borne pathogen transmission, a major concern throughout the healthcare industry. The Biojector 2000 has received the Seal of Acceptance from the Alliance of Children's Hospitals, Inc.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company's products as a potentially enabling drug delivery method and continued growth of the company's needle-free business segment through future corporate alliances. Forward looking statements such as these involve known and unknown risks, uncertainties and other factors, any of which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by the forward looking statements. These risks, uncertainties and other factors include, without limitation, the risk that research and development efforts of the company or others will not produce desired results, dependence on the continued performance of strategic corporate partners, the company's need for additional financing and uncertainties related to i.) the time required to complete research and development, ii.) obtaining necessary clinical data and regulatory clearances, iii.) successfully attracting additional strategic corporate partners and iv) successfully executing revenue-generating agreements with those additional strategic partners. Readers of this press release are referred to the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended March 31, 1999 for further discussions of factors which could affect future results.

Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management's estimates or opinions should change.

Editor's    Note:    This    press    release    can    also   be    found    on
http://www.noonanrusso.com and www.bioject.com.

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